Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

TKO Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, $0.00001 par value per share	(4)	(1)(2)	(1)(2)	(1)(2)(3)	(4)	$(4)

	Equity	Preferred Stock, $0.00001 par value per share	(4)	(1)(2)	(1)(2)	(1)(2)(3)	(4)	$(4)

	Debt	Debt Securities	(4)	(1)(2)	(1)(2)	(1)(2)	(4)	$(4)

	Other	Depositary Shares	(4)	(1)(2)	(1)(2)	(1)(2)	(4)	$(4)

	Other	Warrants(5)	(4)	(1)(2)	(1)(2)	(1)(2)	(4)	$(4)

	Other	Purchase Contracts	(4)	(1)(2)	(1)(2)	(1)(2)	(4)	$(4)

	Other	Units(6)	(4)	(1)(2)	(1)(2)	(1)(2)	(4)	$(4)

	Equity	Class A Common Stock(8)	457(c)	8,021,405	$140.8(7)	$1,129,413,824.00	$153.10 per $1,000,000	$172,913.26

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.

(3)	Includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.
(5)	The warrants covered by this Registration Statement may be preferred share warrants, common share warrants or depositary share warrants.
(6)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(7)

Estimated solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on December 10, 2024.

(8)	Consisting of the shares of Class A Common Stock sold by the Registration Rights Selling Stockholder.